LOAN AGREEMENT

September 20, 2019

Longview Investment Limited (the “Lender”) with an address at PO Box 267 Hiberian House, 1136 Leeward Hwy, Providenciales, Turks & Caicos, BVI, advanced USD$67,975 (the “Principal Sum”) to Cell MedX Corp. (the “Borrower”) of 123 W. Nye Ln, Suite 446, Carson City, NV 89706.  The Lender advanced the funds on September 20, 2019.

The Borrower agrees to repay the Principal Sum on demand, together with interest calculated and compounded monthly at the rate of 6% per year (the “Interest”) calculated from September 20, 2019 (the “Effective Date”). The Borrower is liable for repayment of the Principal Sum, accrued Interest, and any additional costs that the Lender incurs in trying to collect the amount owed to him under the terms of this Loan Agreement.

The Borrower acknowledges that at any time, the Lender may, in its sole discretion, provide the Borrower with written instructions to convert any payment of Principal Sum, and/or Interest (together the “Convertible Amount”) into restricted units of common stock in the capital of the Borrower. The Convertible Amount will be converted into fully paid, non-assessable and, subject to the United States securities laws, restricted units of common stock in the capital of the Borrower on the terms and at a conversion price of the then current private placement offering.

The Borrower will evidence the debt and its repayment of the Principal Sum and the Interest with a promissory note in the attached form.

LENDER	BORROWER
Longview Investment Limited	Cell MedX Corp.

Per:	Per:

/s/ R W Donaldson	/s/ Yanika Silina
R W Donaldson	Yanika Silina, CFO

PROMISSORY NOTE

Principal Amount: USD$67,975	September 20, 2019

FOR VALUE RECEIVED Cell MedX Corp., (the “Borrower”) promises to pay on demand to the order of Longview Investment Limited (the “Lender”) the sum of $67,975 lawful money of the United States of America (the “Principal Sum”) together with the Interest accrued on the Principal Sum and Admin Fee calculated from September 20, 2019 (“Effective Date”) both before and after maturity, default and judgment at the Interest Rate as defined below.

For the purposes of this promissory note, Interest Rate means 6 per cent per year.  Interest at the Interest Rate must be calculated and compounded monthly not in advance from and including the Effective Date (for an effective rate of 6.2% per annum calculated monthly), and is payable together with the Principal Sum when the Principal Sum is repaid.

The Borrower may repay the Principal Sum, and the Interest in whole or in part at any time.

Any time prior to this Promissory Note being repaid the Lender may, in its sole discretion, provide the Borrower with written instructions to convert any payment of Principal Sum, and/or Interest into restricted units of common stock in the capital of the Borrower. Payments will be converted into fully paid, non-assessable and, subject to United States securities laws, restricted units of common stock in the capital of the Borrower (the “Conversion Units”) on the terms and at a conversion price of the then current private placement offering.

The Borrower waives presentment, protest, notice of protest and notice of dishonour of this promissory note.

BORROWER

Cell MedX Corp.

Per:

/s/ Yanika Silina

Yanika Silina, CFO